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                                                                     Exhibit 8.2

                              (CHINESE CHARACTERS)

                                HAIWEN & PARTNERS

   (Chinese Characters) 2 (Chinese Characters) 21 (Chinese Characters) 100027
           21/F, Beijing Silver Tower, No. 2 Dong San Huan North Road
                  Chaoyang District, Beijing 100027, P.R.China
                  (Chinese Characters)(TEL): (86 10) 8441 5888
                  (Chinese Characters)(FAX): (86 10) 8441 5999

TO: CHINA NEPSTAR CHAIN DRUGSTORE LTD.
    6th floor, Tower B, Xinnengyuan Building
    Nanhai Road, Nanshan District, Shenzhen
    Guangdong Province 518054
    People's Republic of China

                                                                October 17, 2007

Dear Sirs,

We are qualified lawyers of the People's Republic of China (the "PRC") and as such are qualified to issue this opinion on the laws and regulations of the PRC.

We have acted as legal counsel on the laws of the PRC for China Nepstar Chain Drugstore Ltd. (the "COMPANY"), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company's Registration Statement on Form F-1, which is filed with the Securities Exchange Commission (the "SEC") on October 17, 2007 (the "REGISTRATION STATEMENT"), relating to the proposed initial public offering (the "OFFERING") of the Company's American Depositary Shares ("ADSS"); and (ii) the Company's proposed listing of its ADSs on the New York Stock Exchange. For the purpose of the filing of the Registration Statement with the SEC on October 17, 2007, we have been requested to give this opinion in connection with the Section "Taxation" regarding the PRC Taxation.

The opinion is rendered on the basis of the PRC laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. The PRC laws referred to herein are laws, regulations and rules of the mainland territory of the PRC that currently in force on the date of this opinion. We have not made any


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investigation of, and do not express any opinions on, the laws and regulations of any jurisdiction other than the PRC.

Based on and subject to the foregoing, we are of the following opinion:

The description of the PRC taxation under the heading of "People's Republic of China Taxation", as set forth in the Registration Statement under the section of "Taxation", constitutes our opinion.

This opinion is issued to the Company for the purpose of filing the Registration Statement with the SEC on October 17, 2007. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,


/s/ Haiwen & Partners

Haiwen & Partners


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